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                                                              Exhibit 11.1

                            COLORADO MEDTECH, INC.

  Statement Re: Computation of Primary and Fully Diluted Earnings Per Share
                 for the Three Months Ended September 30, 1996


                                                     Primary        Fully
                                                     Diluted        Diluted
                                                     -------        -------

Net income                                           $   453,333   $   453,333

Interest income from investment of proceeds from
  assumed exercise of options/warrants in excess
  of proceeds used to repurchase outstanding
  shares (see below), net of income taxes
  (investment assumed to be made in U.S.
  government securities)                                  54,368        53,183
                                                     -----------   -----------

Adjusted net income                                  $   507,701   $   506,516
                                                     -----------   -----------

Weighted average common shares outstanding             6,901,762     6,901,762

Plus - Common stock equivalents                        5,490,552     5,490,552

Less - use of proceeds from assumed exercise of
  options/warrants to repurchase outstanding
  shares at the yearend market price not to exceed
  20% of the outstanding shares                       (1,380,352)   (1,380,352)
                                                     -----------   -----------

Adjusted weighted common shares outstanding           11,011,962    11,011,962
                                                     -----------   -----------

Fully diluted net income per share                   $       .05   $       .05
                                                     -----------   -----------


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